Exhibit 19

Insider Trading Policy

I.INTRODUCTION
The purchase or sale of a company’s securities while aware of material, nonpublic information (“Inside Information”) about such company, or the disclosure of Inside Information to others who then trade in the on the basis of such Inside Information, is prohibited by federal law.
Carter Bankshares, Inc. (together with its subsidiaries, unless the context requires otherwise, the “Company") has adopted this Insider Trading Policy (this "Policy") that prohibits trading in Company securities based on Inside Information about the Company and requires the safeguarding of all nonpublic information, even if that information is not material.
Violations of this Policy, inadvertent or otherwise, can result in sever civil and criminal penalties for the culpable individuals, the Company’s management, and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
A.Who is Subject to this Policy?
This Policy applies to officers, directors and all other employees (whether full, part-time or temporary) of, or consultants to, the Company. This policy also applies to: (i) family members who live with such persons, (ii) anyone else who lives in such person’s household, (iii) family members who are financially dependent on such persons, (iv) family members whose transactions in the applicable securities are directed, influenced or controlled by such persons (such persons described in (i)-(iv) are referred to herein as “Family Members”); and (v) entities such as partnerships, trusts, corporations and foundations over which such persons have influence or control (“Controlled Entities”).
This Policy imposes certain additional restrictions only on Covered Persons (as defined herein), which are described in Section X below.
In addition, the Company will not transact in its own securities, except in compliance with applicable securities laws.
II.PROHIBITION
A.Use of Inside Information
Except for transactions executed pursuant to Company plans as discussed in Section VI below, certain gifts as discussed in Section VII below, and transactions executed pursuant to an approved 10b5-1 trading plan as discussed in Section VIII below, no person subject to this Policy shall affect any transaction (whether a purchase, sale or gift) in (1) Company securities while in possession of lnside Information about the Company or (2) any security of another company with which the Company does business, such as the Company’s vendors, customers and suppliers, or that is a potential party to a potential transaction or business relationship with the company, while in possession of lnside Information about such company that has become known through the person’s relationship with the Company. This Policy also forbids purchases, sales or gifts made by another person, on the basis of Inside Information about the Company, for the benefit of or at the request of an individual subject to this Policy. When in doubt, the information involved should be presumed to be Inside Information.
Everyone subject to this Policy has the individual responsibility to comply with its terms. This means that an individual may have to forego a proposed transaction in Company securities even if he or she planned to make the transaction before learning of the Inside Information and even though he or she may suffer an economic loss or forego anticipated profit by waiting until the Inside Information becomes public or is no longer material. If you are aware of lnside Information when you terminate service with the Company, you may not engage in any transaction in Company stock until that information becomes public or is no longer material.
The restrictions described herein related to trading in Company securities while in possession of Inside Information about the Company continue even after you terminate service with the Company.
Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
B.Tipping
This Policy forbids "tipping" others as to the desirability of buying or selling securities on the basis of Inside Information about the Company, even without disclosing the basis for the recommendation. It is illegal under the federal securities laws to disclose (or "tip") Inside Information to another person who subsequently uses that information to his or her profit in effecting securities transactions. This applies to "tipping" one's spouse or other relatives or acquaintances.
Consequently, individuals subject to this Policy must not disclose Inside Information about the Company (or any other nonpublic information, even if that information is not material) to another person unless (i) that person has a need to know such information in connection with his or her employment or supervisory responsibilities within the Company (ii) that person is employed by a firm retained by the Company (i.e., a law, accounting or other firm) and such person needs to know the information in connection with the services that his or her firm is providing the Company, or (iii) that person is employed by a company which has entered into a confidentiality agreement with the Company and needs to know the information in connection with the matter that is the subject of the agreement.
This Policy also forbids “tipping” others as to the desirability of buying or selling securities of another company with which the Company does business, such as the Company’s vendors, customers and suppliers, or that is a potential party to a potential transaction or business relationship with the Company on the basis of Inside Information about such company that has become known through the person’s relationship with the Company.

C.Additional Discouraged Transactions
The Company considers it improper and inappropriate for any of its officers, directors, or other employees to engage in short-term or speculative transactions in Company securities. Accordingly, in addition to the prohibitions applicable to Covered Employees (as defined herein), all employees are strongly discouraged from engaging in any of the following transactions:
Hedging and Speculative Transactions. Employees are strongly discouraged from selling Company securities "short," trading in Company securities in or through a margin account, or otherwise engaging in hedging transactions or speculative or short-term trading of Company securities.
Pledging Transactions. Because securities pledged as collateral for a loan might be sold at a time when the borrower is in possession of lnside Information or is otherwise not permitted to trade, employees are strongly discouraged from entering into any transaction by which Company securities may be pledged as collateral to secure an obligation.
III.WHEN INFORMATION IS "MATERIAL"
It is not possible to define all categories of lnside Information. In general, information is "material" if a reasonable investor would consider it important in making a decision to transact in or hold securities.
Any information that could be expected to affect the trading price of Company securities, whether positive or negative, should be considered material. Examples of Inside Information may include:
a.Financial results;
b.Unpublished financial reports or projections;
c.Declaration of stock splits and stock dividends;
d.Defaults under agreements or actions by creditors, customers or suppliers relating to a company's credit standing;
e.Major changes in previously disclosed financial information;
f.The possibility of mergers, acquisition, takeovers or the possible initiation of a proxy fight;
g.Decreases or increases in dividends, or the declaration of a stock split;
h.Information about current or proposed significant changes in operations or business plans (such as marketing and pricing plans), or about significant financial restructuring;
i.Significant related party transactions;
j.Extraordinary borrowings;
k.Financial liquidity or credit quality problems;
l.Significant changes in management;
m.Significant changes in relations among major stockholders;
n.The purchase or sale of substantial assets;

o.The possibility of a public offering of securities;
p.Acquisition or loss of a significant contract;
q.A significant cybersecurity incident;
r.A change in auditor or notification that the auditor's reports may no longer be relied upon;
s.Development of a significant new product, process or service;
t.Significant disputes or claims or pending or threatened significant litigation, or developments regarding such disputes, claims or litigation; and
u.The possibility of a recapitalization or other reorganization.
If you have any doubt whether certain information is "material," such doubt should be resolved in favor of not trading until such information becomes public or is no longer material.
IV.WHEN INFORMATION IS NONPUBLIC
Information that has not been disclosed to the public generally is nonpublic. To show that information is public, there should be evidence that it has been widely disseminated and the investing public has had time to absorb the information fully. Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as AP, UPI or Reuters; radio or television; newspapers or magazines; or public disclosure documents filed with the Securities and Exchange Commission, such as prospectuses or Forms 8-K, 10-Q or 10-K. On the other hand, information may be nonpublic if it is available only to certain employees of an issuer. To avoid the appearance of impropriety, as a general rule, information should not be considered fully "absorbed" by the marketplace until two full trading days have elapsed since the information was released. If, for example, the Company were to make a material announcement on a Monday before trading begins, you should not trade in Company securities until Wednesday. If an announcement were made on a Thursday after trading begins, the following Tuesday generally would be the first eligible trading day.
If you have any questions as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Chief Financial Officer ("CFO"), who has been designated as the Company's compliance officer for this Policy.
V.SAFEGUARDING INSIDE INFORMATION
Determining whether nonpublic information is material and thus "Inside Information" is difficult and will depend upon an analysis of complex facts and circumstances. You should assume that any nonpublic information about the Company, or any other public company, is material and thus "Inside
Information." When in doubt, consult the CFO or in his or her absence, the Chief Executive Officer ("CEO").
Inside Information relating to the Company is the property of the Company, and the unauthorized disclosure of that information is prohibited. To safeguard the Company's Inside Information, and to minimize the possibility that individuals subject to this Policy will violate the law or this Policy, the following policies and procedures have been adopted:

1.All Inside Information relating to the Company's business should be handled on a need to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting the Company's business. Friends and relatives are among the persons with whom Inside Information should not be discussed.
2.Whenever Inside Information about the Company must be disclosed to an employee or representative, the recipient of such information should be apprised of the confidential nature of the information.
3.Inside Information about the Company should not be discussed in hallways, elevators or other public places (such as airplanes or restaurants) where conversations might be overheard, and inadvertent disclosure should not be made through speaker phone discussions that can be overheard.
4.To prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include using sealed envelopes, marking documents "Confidential," shredding documents, and using secret access codes and other appropriate computer security measures.
If you become aware that Inside Information about the Company has been disclosed to a person outside of the Company who is not obligated to keep the information confidential, you must immediately report all facts to the CFO so that the Company may take appropriate remedial action.
VI.EXCEPTIONS FOR TRANSACTIONS UNDER COMPANY PLANS
Restricted Stock. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any sale to a third-party after the vesting of any restricted stock.
Performance Units. The trading prohibitions and restrictions set forth in this Policy do not apply to the settlement of performance units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares or units to satisfy tax withholding requirements upon the settlement of any performance units. The Policy does apply, however, to any sale to a third-party after the settlement of any performance units.
Restricted Stock Units. The trading prohibitions and restrictions set forth in this Policy do not apply to the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares or units to satisfy tax withholding requirements upon the settlement of any restricted stock units. The Policy does apply, however, to any sale to a third-party after the settlement of any restricted stock units.
Stock Option Exercises. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options acquired pursuant to the Company’s stock plans, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale as part of a broker-assisted cashless exercise of an option or any sale to a third-party in connection with or following the exercise of an option.

VII.EXCEPTION FOR CERTAIN GIFTS
Bona fide gifts for estate planning purposes or to immediate family members. The trading prohibitions and restrictions set forth in this Policy do not apply to (i) gifts made to a trust, family limited partnership, charitable foundation or similar entity if you or members of your immediate family remain the sole beneficiaries of the transferred securities and the terms of the transfer ensure that the securities remain subject to the same restrictions that apply to you under this Policy or (ii) gifts made to members of your immediate family if you believe in good faith the recipient will not immediately sell the gifted securities. This Policy does apply, however, to all other gifts of Company securities.
VIII.TRADING PURSUANT TO 10B5-1 TRADING PLANS
Section l0(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the associated Rule 10bS-1 provides an affinitive defense that a transaction is not made on the basis of Inside Information if the person engaging in such transaction demonstrates that the trade was made pursuant to a Rule 10b5-l trading plan that complies with all applicable SEC requirements.
Individuals subject to this Policy must pre-clear the adoption, modification or termination of a Rule 10b5-1 trading plan with the CFO or, in his or her absence, the CEO at least one week prior to entering into, modifying or terminating the plan (other than in the case of a plan expiring by its terms). A Rule 10b5-1 trading plan must comply with all applicable SEC requirements to meet the affirmative defense conditions of Rule 10b5-1(c) of the Exchange Act as then in effect. Individuals subject to this Policy may not enter into or modify a Rule 10b5-1 trading plan during a Blackout Period (as defined below) applicable to such individual or otherwise while in possession of Inside Information. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 trading plan will be required.
Trades pursuant to an approved Rule 10b5-l trading plan will not violate this Policy.
For additional information about Rule 10b5-l trading plan requirements, please contact the CFO.
IX.COMPLIANCE WITH POLICY
To ensure that all individuals subject to this Policy are aware of and comply with it, the Company requires an annual certification (a copy of which is attached to this Policy) regarding the receipt and understanding of, and agreement to comply with, this Policy.
The Company will investigate any circumstances that come to its attention indicating that anyone subject to this Policy has engaged, or is likely to engage, in conduct that this Policy prohibits.
ANY TRANSACTIONS OR "TIPS" IN CONTRAVENTION OF THIS POLICY WILL BE THE SUBJECT OF DISCIPLINARY ACTION WHICH COULD INCLUDE TERMINATION OF EMPLOYMENT AND MAY ALSO SUBJECT THE INDIVIDUAL TO CIVIL OR CRIMINAL SANCTIONS.
This Policy is not intended to provide an exhaustive list of either the Inside Information that those subject to it may have or the appropriate procedures in every circumstance for safeguarding nonpublic information. You should consult the CFO or CEO when in any doubt. Any questions with respect to the applicability of this Policy to any information or transaction should be discussed before and not after any action.

X.TRANSACTIONS BY COVERED PERSONS
The Company has designated those individuals who are most likely to have regular access to Inside Information (about the Company as “Covered Persons,”). Covered Persons, who must comply with the additional restrictions described below, are listed on Exhibit
A.Restrictions on Hedging and Pledging
Covered Persons may not sell Company securities “short,” trade in Company securities in or through a margin account, or otherwise engage in hedging transactions or speculative or short-term trading of Company securities.
Because securities pledged as collateral for a loan might be sold at a time when the borrower is in possession of Inside Information or is otherwise not permitted to trade, no Covered Person may enter into any transaction by which Company securities may be pledged as collateral to secure an obligation. Pledge transactions entered into prior to September 1, 2019 (and not subsequently increased) are strongly discouraged but do not violate this Policy.
B.Additional Procedures Applicable to Covered Persons
The Company has adopted the following additional procedures for transactions by Covered Persons, other than those transactions executed pursuant to Company plans as discussed in Section VI above or an approved 10b5-1 trading plan as discussed in Section VIII above:
1.All transactions (purchases, sales and all gifts) in Company securities by Covered Persons must be approved in advance by the CFO or, in his or her absence the CEO. A Covered Person must submit a Request for Approval to Trade (a copy of which is attached to this Policy) certifying that he or she is not in possession of lnside Information about the Company. The CFO (or CEO) may conduct such due diligence as he or she deems appropriate under the circumstances. The CFO (or CEO) will notify a Covered Person as to whether he or she may trade. Approvals will be effective for three trading days.
2.Covered Persons may not engage in any transaction (including gifts that do not meet the requirements described in Section VII above) in Company securities during the period beginning on and including the 15th day of the last month of the Company's fiscal quarter (i.e., March 15, June 15, September 15, and December 15) and ending after the second full trading day following the Company's issuance of its quarterly financial results (a “Quarterly Blackout”).
3.The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, on a Form 8-K, or other means designed to achieve widespread dissemination of the information. Covered Persons should not engage in any transaction (including gifts that do not meet the requirements described in Section VII above) in Company securities while the Company is in the process of assembling the information to be released and until after the second full trading day following the Company's issuance of such information.
4.From time to time, an event may occur or may be anticipated to occur that is material to the Company and is known by only certain officers, directors, or other employees or persons. So long as the event remains material and nonpublic, such officers, directors, other employees, and such other persons as are designated by the CFO, shall be subject to a blackout period (an “Event-Specific Blackout: and, together with a “Quarterly Blackout” a “Blackout Period”) during which they may not engage in any transaction (including gifts) that do not meet the requirements described in Section VII above) in Company securities. The existence of an Event-Specific Blackout will not be announced other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an Event-Specific Blackout should not disclose the existence of the blackout to any other person. The failure of the CFO to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to engage in any transaction while aware of Inside Information about the Company.
5.For purposes of this Policy, transactions by Covered Persons include the securities transactions of their Family Members, the securities transactions of their Controlled Entities and the securities transactions of accounts over which they or their Family Members exercise investment discretion and control. Covered Persons are responsible for the compliance with these rules by their Family Members and Controlled Entities and must seek approval of and report their securities transactions, as appropriate, as if such transactions were for their own account.
C.Requirements after Termination of Service
As noted above, the restrictions described herein related to transacting in Company securities while in possession of Inside Information about the Company continue even after you terminate service with the Company. Additionally, the pre-clearance procedures specified above will continue to apply to transactions in Company securities until the expiration of any Blackout Period or other similar Company-imposed trading restrictions applicable at the time of your termination of employment or board service.
D.Section 16 Reporting Requirements in Connection with Transactions
Covered Persons who are subject to Section 16 of the Exchange Act (those directors and executive officers who have filed or are preparing to file a Form 3 and are required to file Forms 4 and 5, or "Section 16 Insiders") are reminded of their reporting obligations and possible liability to the Company for "short-swing profits" for transactions in Company securities under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act provides that any combination of non-exempt purchase and sale or sale and purchase of an issuer's securities within a period of less than six months generally results in a short-swing transaction, and any profit from the matching transactions must be repaid to the issuer by the Section 16 Insider. Section 16 obligations may continue for up to six months following the termination of employment or service by the Section 16 Insider.
While these requirements are the personal obligation of the individual Section 16 Insider, it is the Company's policy to provide filing assistance. If you have any questions about whether or how Section 16 of the Exchange Act applies to your transaction, please seek additional guidance from the CFO.

Exhibit A

List of Covered Persons

•Directors
•Executive officers
•Members of the accounting/finance department
•Corporate Secretary
•Director of Internal Audit
•Family Members (as defined in the Insider Trading Policy) of the foregoing
•Controlled Entities (as defined in the Insider Trading Policy) of the foregoing